Exhibit 1.1

CLEANSPARK, INC.

AMENDMENT NO. 1

TO

AT THE MARKET OFFERING AGREEMENT

March 28, 2024

H.C. Wainwright & Co., LLC

430 Park Avenue

New York, New York 10022

As Manager

Ladies and Gentlemen:

Reference is made to that certain At the Market Offering Agreement, dated as of January 5, 2024 (the “Sales Agreement”), between CleanSpark, Inc., a corporation organized under the laws of Nevada (the “Company”), and H.C. Wainwright & Co., LLC (the “Manager”) with respect to the issuance and sale by the Company through or to the Manager, as sales agent and/or principal, from time to time of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”). All capitalized terms used in this Amendment No. 1 to the Sales Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. From and after the date hereof (such date, the “March 2024 ATM Prospectus Supplement Filing Date”), all references to (i) the “Agreement” in the Sales Agreement and (ii) the Sales Agreement in any document related to the transactions contemplated by the Sales Agreement shall, in each case, be to the Sales Agreement as amended by this Amendment.

On the March 2024 ATM Prospectus Supplement Filing Date, the Company has filed or will file a Prospectus Supplement relating to the offering of an additional $800,000,000 of Shares of Common Stock (the “March 2024 ATM Prospectus Supplement”), to the base prospectus, dated January 5, 2024, contained in the registration statement on Form S-3 (Registration No. 333-276409).

Pursuant to Section 14 (Amendments; Waivers) of the Sales Agreement, the Company and the Manager (collectively, the “parties hereto”) agree as follows:

A.	Amendments to Sales Agreement.

1.	The first sentence of Section 2 (Sale and Delivery of Shares) of the Sales Agreement is hereby amended and restated as follows, including the defined terms established therein:

The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, from time to time, during the period commencing immediately following the March 2024 ATM Prospectus Supplement Filing Date (as defined in the Amendment) and continuing through the term of this Agreement (the “Term”) and on the terms set forth herein, up to the lesser of such number of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), that does not exceed (a) $800,000,000 of shares of Common Stock registered on the Registration Statement pursuant to the March 2024 ATM Prospectus Supplement, or (b) the number of authorized but unissued shares of Common Stock (less the number of shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock) (the lesser of (a) and (b), the “Maximum Amount”).

2.	Section 2(d) of the Sales Agreement is hereby amended and restated to read in its entirety as follows:

Maximum Number of Shares. Under no circumstances shall the Company, during the Term and after the March 2024 ATM Prospectus Supplement Filing Date, cause or request the offer or sale of any Shares if, after giving effect to the sale of such Shares, the aggregate amount of Shares to be sold pursuant to this Agreement would exceed the lesser of (A) together with all Shares sold under this Agreement during the Term, the Maximum Amount, and (B) the amount authorized from time to time on or after the March 2024 ATM Prospectus Supplement Filing Date to be issued and sold under this Agreement by the Board, a duly authorized committee thereof or a duly authorized executive committee, and notified to the Manager in writing. Under no circumstances shall the Company cause or request the offer or sale of any Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Board, a duly authorized committee thereof or a duly authorized executive officer, and notified to the Manager in writing.

B.	Additional Representations and Warranties. The Company represents and warrants to, and agrees with, the Manager, as of the date of this Amendment, as follows:

1.

The representations and warranties contained in Section 3 (Representations and Warranties) of the Sales Agreement are true and correct; provided that all references to the “Agreement” therein shall be to the Sales Agreement, as amended by this Amendment.

2.	For the avoidance of doubt, any reference to “Prospectus” in the Sales Agreement shall be deemed to include the March 2024 ATM Prospectus Supplement.

C.

Notices. From and after the date hereof, all communications will be in writing and effective only on receipt, and will be mailed, delivered or e-mailed to the addresses of the Company and the Manager, respectively, set forth on the signature pages hereto.

D.

No Other Amendments; Integration. The parties hereto agree that, except as set forth in, and amended by, Section A above, all the terms and provisions of the Sales Agreement shall remain in full force and effect. The Sales Agreement, as amended by this Amendment, supersedes all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof; provided, however, that certain engagement letter, dated as of October 19, 2023, by and between the Company and the Manager remains in full force and effect and shall continue to govern the subject matter thereof and supersedes any inconsistent provision hereof.

E.

Counterparts and Electronic Signatures. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties hereto need not sign the same counterpart. Counterparts may be delivered via electronic mail (including email delivery of a “.pdf” format data file or any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

F.	Headings. The section headings used in this Amendment are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Manager.

Very truly yours,

CLEANSPARK, INC.

By:	/s/ Zachary Bradford
Name: Zachary Bradford
Title: Chief Executive Officer

Address for Notice:
10624 S. Eastern Ave.
Suite A—638
Henderson, NV 89052
Attention: Zachary Bradford, CEO
Email: zach@cleanspark.com

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Mark D. Wood
Email: mark.wood@katten.com

[Signature Page to Amendment No. 1 to the At-the-Market Offering Agreement]

The foregoing agreement is hereby confirmed and accepted as of the date first written above.

H.C. WAINWRIGHT & CO., LLC
As Manager

By:	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: Chief Executive Officer

Address for Notice:
430 Park Avenue
New York, New York 10022
Attention: Chief Executive Officer
Email: notices@hcwco.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Michael J. Zeidel, Esq.
Email: michael.zeidel@skadden.com

[Signature Page to Amendment No. 1 to the At-the-Market Offering Agreement]